
<ARTICLE> 5
<LEGEND>
This schedule contains summary financial information extracted from Krupp Realty
Fund 7 Financial Statements for the six months ended June 30, 1998 and is qualified in its entirety by reference to such financial statements.
</LEGEND>

<PERIOD-TYPE>                   6-MOS
<FISCAL-YEAR-END>                          DEC-31-1998
<PERIOD-END>                               JUN-30-1998
<CASH>                                       1,934,637
<SECURITIES>                                         0
<RECEIVABLES>                                  184,298<F1>
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                               256,624
<PP&E>                                      21,466,542<F2><F4>
<DEPRECIATION>                            (12,141,921)<F3><F4>
<TOTAL-ASSETS>                              11,700,180
<CURRENT-LIABILITIES>                          522,483
<BONDS>                                     10,371,895<F4><F5>
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                       805,802<F6>
<OTHER-SE>                                           0
<TOTAL-LIABILITY-AND-EQUITY>                11,700,180
<SALES>                                              0
<TOTAL-REVENUES>                             2,017,264<F7>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             1,654,077<F8>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                             475,614
<INCOME-PRETAX>                                      0
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                                  0
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                676,316<F4>
<CHANGES>                                            0
<NET-INCOME>                                   563,889<F9>
<EPS-PRIMARY>                                        0<F9>
<EPS-DILUTED>                                        0<F9>

<F1>Includes all receivables included in "prepaid expenses and other assets" on the
Balance Sheet.
<F2>Multi-family complexes of $21,150,887 and deferred expenses of $315,655.
<F3>Accumulated depreciation of $12,028,398 and accumulated amortization of
$113,523.
<F4>The Partnership sold Nora Corners Shopping Center t unaffiliated third parties with thirteen other properties for a total selling price of $138,000,000, of which the Partnership received $6,604,300, less repayment of the mortgage note payable and interest of $4,114,668 and its share of closing costs of $89,619.
For financial reporting purposes, the Partnership realized a gain of $676,316 on the sale.
<F5>Represents mortgage note payable.
<F6>Total deficit of the General Partners of ($283,535) and equity of Limited
Partners of $1,089,337.
<F7>Includes all revenue of the Partnership.
<F8>Includes operating expenses of $799,019, real estate taxes of $176,887 and depreciation and amortization of $678,171.
<F9>Net income allocated $6,763 to the General Partners and $558,250 to the Limited
Partners.  Average net income per Unit of Limited Partner interest is $20.54.

